SUB-ITEM 77D
Policies with respect to security investments

(a)      N/A
(b)      N/A
(c)      N/A
(d)      N/A
(e)      N/A
(f)      N/A
(g) Arizona Municipal Bond Fund, Florida Municipal Money Market Fund, Florida Municipal Bond Fund, High-Yield Municipal Fund, Tax-Free Money Market Fund, and Tax-Free Bond Fund, each clarified the description of its investment strategy in the prospectuses to state that the fund invests at least 80% of its assets in securities implied by its name as required under Rule 35d-1.